                                                                    EXHIBIT 99.1

Contact: Jean Anne Mire
         Investor Relations
         (713) 993-4602


                 PINNACLE GLOBAL GROUP AND SANDERS MORRIS MUNDY
                                 COMPLETE MERGER


        Houston, Texas, January 31, 2000 - Pinnacle Global Group, Inc. (Nasdaq: PING) today announced that it has completed the merger of Harris Webb & Garrison, Inc., its investment banking subsidiary, with Sanders Morris
Mundy Inc., a privately owned investment bank.   The new company will be
known as Sanders Morris Harris Inc., a wholly owned operating subsidiary of Pinnacle Global Group, Inc. and the largest Texas-based investment bank.

        The merger, which was approved at separate meetings of the shareholders of each company, becomes effective today, January 31, 2000 at 11:59 P.M. Under the merger agreement, Pinnacle Global Group issued 7,125,220 new shares to Sanders Morris Mundy shareholders, increasing the total number of outstanding common shares to approximately 14.3 million. Pinnacle will account for the merger as a purchase of Sanders Morris Mundy.

        Titus H. Harris, Jr. will remain chairman of the board of Pinnacle Global Group, and Robert E. Garrison II will continue as president and chief executive officer. Don A. Sanders, George L. Ball and Ben T. Morris will join the Pinnacle board of directors. Mr. Sanders, founder of Sanders Morris Mundy, will serve as vice-chairman of the board, as well as chairman of the executive committee of Sanders Morris Harris. George L. Ball, currently chairman of Sanders Morris Mundy, will become chairman of the board of Sanders Morris Harris and Ben T. Morris, currently president and chief executive officer of Sanders Morris Mundy, will serve as president and chief executive officer of Sanders Morris Harris.

        Sanders Morris Mundy is a twelve-year old investment banking and brokerage firm based in Houston, Texas. It manages private equity capital for clients, is an active investor in private placements, and co-manages initial public offerings. Sanders Morris Mundy's fourteen person research department provides equity research on over 150 Southwest-based companies.

        Pinnacle Global Group, Inc. is a diversified financial services firm based in Houston, Texas. It is the public holding company for four financial services companies, its new Sanders Morris Harris Inc. investment banking subsidiary, Pinnacle Management & Trust, Spires Financial, L.P. and PGG Capital. A copy of this press release may be obtained at www.pinnacleglobalgroup.com.
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                                    -more-

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                  PINNACLE GLOBAL GROUP, INC. AND SUBSIDIARIES
               SELECTED UNAUDITED PRO FORMA COMBINED INCOME DATA

                                          YEAR ENDED         NINE MONTHS ENDED
                                       DECEMBER 31, 1998     SEPTEMBER 30, 1999
                                       -----------------     ------------------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenues                              $ 61,341              $ 44,101

Income from continuing operations           $  5,836              $  3,524

Income from continuing operations
    per share                               $   0.41              $   0.24
Income from continuing operations, plus
    amortization of goodwill                $  7,701              $  4,923

Income from continuing operation, plus
    amortization of goodwill per share      $   0.54              $   0.34

Weighted average shares-basic and diluted     14,250                14,447


               SELECTED UNAUDITED PRO FORMA BALANCE SHEET DATA
                                (IN THOUSANDS)

                                                        September 30, 1999
                                                        ------------------
Cash, cash equivalents and liquid assets (including
    securities available for sale, receivables from
    broker-dealers and clearing organizations,
    deposits with clearing brokers and securities owned)     $ 99,203

Total assets                                                  155,840
Total liabilities                                              56,448
Shareholders' equity                                           98,717

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